UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 26, 2012

Point.360
(Exact name of registrant as specified in its charter)

California	0-21917	01-0893376
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2701 Media Center Drive Los Angeles, California		90065
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(818) 565-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. TERMINATION OF A MATERIAL AGREEMENT.

On September 26, 2012, Point.360 (the “Company”) paid $5.4 million in full settlement of its $5.7 million mortgage on the Hollywood Way facility. The $337,000 discount will be recorded as “other income” in the quarter ending September 30, 2012. The Company will also write off approximately $90,000 of deferred financing costs associated with the mortgage in the quarter ending September 30, 2012.

On September 26, 2012, Point.360 (the “Company”) paid $3.6 million in full settlement of its mortgage on the Vine facility.

Item 2.03. CREATION OF A DIRECT FINANCIAL OBILIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On September 26, 2012, the Company entered into two real estate term loan agreements with Bank of the West (“BW”) for the Company’s Hollywood Way and Vine facilities for $5,527,500 and $3,075,000, respectively. The mortgages provide for interest at Libor plus 3%. Repayment is based on monthly payments based on a 25-year amortization, with all principal due in 10 years. The real estate loan is secured by a trust deeds on the properties. While amounts are outstanding under the new mortgages and other credit arrangements with BW, the Company will be subject to financial covenants as follows:

1.	Minimum tangible net worth (TNW) of $8.5 million.

2.	Minimum quarterly EBITDA (as defined) of $750,000, provided that EBITDA may be $500,000 in any one quarter within four consecutive quarters.

3.	Minimum quarterly fixed charge ratio (as defined) of 1.25.

All obligations to BW are cross collateralized, and there are cross-default provisions among BW and all other Company debt obligations. The mortgages contain other terms and conditions common with such arrangements.

9.01. FINANCIAL STATEMENTS AND EXHIBITS.

10.1 Term Note (Hollywood Way) dated September 13, 2012 of the Company to Bank of the West .

10.2 Term Note (Vine) dated September 13, 2012 of the Company to Bank of the West.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Point.360

September 26, 2012	By:	/s/ Alan R. Steel
Name: Alan R. Steel
Title: Executive Vice President
Finance and Administration
Chief Financial Officer